Exhibit 10.8

SCHOLAR ROCK

620 MEMORIAL DRIVE, SUITE 200E — CAMBRIDGE. MA 02139

Febuary 2, 2016

Yung H. Chyung

Dear Yung:

On behalf of Scholar Rock, Inc. (the “Company”), I am pleased to offer you employment with the Company. The terms and conditions of your employment are set forth below:

1.                                      Position: Your position with the Company will be Chief Medical Officer reporting to Nagesh Mahanthappa, President and CEO. We have developed this offer based upon a full time role with the Company.

2.                                      Salary: You will receive a semi-monthly salary of $14,583 which is equivalent to $350,000 annually. You will be paid twice per month; on the 15th and on the final day of each month. Your salary will be subject to periodic review and adjustments at the Company’s discretion.

3.                                      Bonus: You will be eligible to receive an annual performance bonus based upon Scholar Rock Company Goals. Your bonus target for 2016 is 30% of your annual salary. The bonus will be subject to your employment for the full period covered by the bonus, approval by and adjustment is at the discretion of the Company’s board of directors and the terms of any applicable bonus plan. Your participation for 2016 will be pro-rated for the period of your employment.

4.                                      Equity Compensation: After you join the Company, we will ask the Company’s Board of Directors to grant you an aggregate of 492,000 Voting Incentive Units, which currently represents 1.25% of the fully-diluted membership interests of the company and shall vest according to the following schedule: 25% of the Voting Incentive Units shall vest on the first anniversary of your employment start date and the remaining 75% of the Voting Incentive Units shall vest in twelve (12) equal quarterly installments thereafter, provided that as of each vesting date you remain employed by the Company. The grant of Voting Incentive Units will be conditioned upon your execution of the Company’s form Voting Incentive Unit Grant Agreement and a counterpart signature page to the Company’s Amended and Restated Limited Liability Agreement (the “Operating Agreement”). The terms and conditions with respect to your Voting Incentive Units shall be set forth in the Operating Agreement.

Should your employment terminate due to a Sale Event, 100% of the then unvested Initial Grant will accelerate and will become vested effective as of the date of termination if the date of termination is within 18 months of the Sale Event.

“Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company and its Affiliates on a consolidated basis to an unrelated person or entity, or (ii) a merger or consolidation in which the outstanding membership interests of the Company are converted into or exchanged for securities of the successor entity and the holders of the company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such a transaction (taking into account only ownership interest resulting from the pre-transaction interests in the company).

5.                                      Benefits: You will be eligible to participate in all of our employee benefits programs currently available to our employees. This will include three weeks accrued paid vacation each year, 12 paid holidays annually in accordance with the company holiday schedule, medical insurance, dental insurance, life and disability insurance plans, a 401(k) plan, a dependent and childcare reimbursement plan and company paid parking or a T pass.

6.                                      Representation Regarding Other Obligations: You will be required to sign, as a condition of your employment, an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restrict your employment or activities that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

7.                                      Interpretation, Amendment and Enforcement: This Offer Letter and the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

8.                                      At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company will pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and (4) any accrued benefits pursuant to the terms and conditions of the applicable benefit plans. In addition, in the event the Company terminates your employment without Cause (as defined below) the Company will provide you with the following termination benefits (the “Termination Benefits”):

(i)                                     continuation of your base salary for the Severance Period (as defined below) at your salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary Continuation Payment is considered a separate payment); provided that in the event that you commence any employment or self-employment during the Severance Period, the remaining amount of Salary Continuation Payments due pursuant to this Section 6(i) for the period from the commencement of such employment or self-employment to the end of the Severance Period will be reduced after the first three (3) months of the Severance Period (but not before) dollar-for-dollar by the amount

Confidential

received for such employment or self-employment; and provided further, the foregoing proviso regarding any reduction of Salary Continuation Payments (along with the immediately following sentence) shall terminate and be of no force or effect if your date of termination occurs after the date of a Sale Event (as defined below). You will give prompt notice of the date of commencement of any employment or self-employment during the Severance Period and will respond promptly to any reasonable inquiries concerning any employment or self-employment in which you engage during the Severance Period;

(ii)           continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (x) the end of the Severance Period; and (y) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(iii)          If the date of termination occurs within the eighteen (18) month period immediately following the closing of a Sale Event, 100% of the then unvested Initial Grant will accelerate and will become vested effective as of the date of termination.

Notwithstanding anything to the contrary in this Offer Letter (this “Agreement”), you will not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any Affiliate (as defined below); and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments will commence within sixty (60) days after the date of termination and will be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments will begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment will include a “catch up” payment.

9.                                      Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company, which results in material harm to the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) your willful failure or refusal to substantially perform your material duties and responsibilities hereunder, which is not cured by you within the thirty (30) day period following your receipt of written notice from the Company, which notice must describe in reasonable detail the grounds for the Company’s assertion that you have failed or refused to perform your duties and responsibilities.

“Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the Company and its Affiliates on a consolidated basis to an unrelated person or entity, or (ii) a merger or consolidation in which the outstanding membership interests of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Company).

“Severance Period” means a period immediately following the effective date of the termination of your employment with the Company of (i) six (6) successive months plus (ii) one (1) additional successive month for each full year of service to the Company completed by you pursuant to this Agreement (measuring from the Start Date), up to a maximum aggregate Severance Period of nine (9) total months.

10.                               Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Company’s Board of Directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service,” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                               Start Date: Subject to mutual agreement.

This offer will remain open until close of business Friday, February 5, 2016. Please sign below indicating that you have accepted this offer of employment and return it along with the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement form.

Very truly yours,

Scholar Rock, Inc.

By:

/s/ Nagesh K. Mahanthappa

Nagesh K. Mahanthappa
President and CEO

I have read and accept this employment offer:

/s/ Yung H. Chyung
Yung H. Chyung

Dated:	2/2/2016